                                                                    EXHIBIT 99.6


NABORS TO ACQUIRE BAYARD DRILLING TECHNOLOGIES FOR STOCK AND CASH.


HOUSTON, TEXAS, OCTOBER 19, 1998. Nabors Industries, Inc. (Nabors) and Bayard Drilling Technologies (Bayard) today jointly announced that they have executed a definitive agreement pursuant to which Bayard will merge into a wholly owned, newly created, special purpose subsidiary of Nabors. Pursuant to the merger each of the approximately 18.2 million shares of Bayard will be exchanged for 0.375 shares of Nabors and $0.30 per share in cash. This ratio represents a premium to Bayard's shareholders of approximately 25% over the average ratio for the 30 trading days immediately preceding the time that the ratio was established. The transaction consists of roughly $100 million in equity and $120 million in debt, which will remain an obligation of the new subsidiary. The merger will be accounted for under the purchase method and is expected to close around the end of the year. It is subject to the approval of Bayard's shareholders and the customary regulatory approvals. Bayard owns and operates 87 drilling rigs, 73 of which are currently actively marketed. The majority of the rigs are located in the mid-continent region of the United States and South Texas with the balance of the fleet located throughout East Texas and Louisiana. In addition, Bayard has a significant inventory of new component equipment including drill pipe, engines and high horsepower mud pumps. They also own and operate a sizeable fleet of oilfield hauling equipment.

Gene Isenberg, Chairman and Chief Executive Officer of Nabors, commented, "We are very pleased to add this well respected operation and its excellent staff to Nabors US Lower 48 base of high quality assets and people. This combination is consistent with our long-term strategy and will benefit both companies' customer bases. A large proportion of Bayard's fleet are deeper, premium rigs, including a significant number of SCR rigs. Their large inventory of component equipment and the good condition of the balance of the fleet make this a particularly attractive addition. We expect this acquisition to be neutral to Nabors' near term results, but of significant strategic importance in the intermediate and longer term. We are pleased that the Bayard board felt that this transaction not only provides their shareholders with increased flexibility, but also allows them to have continuing exposure to the sector with a larger, more diversified operation and more liquid stock."

Jim Brown, Chairman, President and Chief Executive Officer of Bayard, also commented, "This combination of two excellent companies will not only benefit Bayard's shareholders but also its customers and employees. The broader presence of Nabors will bring increased stability to our constituency through additional market access, customers and business lines. While we believe our future as a stand alone company was solid, Nabors has the asset base, technology and financial wherewithal to generate additional opportunities and growth potential. We welcome the opportunity to jointly achieve an even higher level of customer service."

Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance and project management services.

An offer of Nabors stock pursuant to the merger will only be made by means of a prospectus. The information above includes forward-looking statements within the meaning of The Securities Act of 1933 and The Securities Exchange Act of 1934. These statements are based upon certain assumptions and analyses made by Bayard and Nabors, in light of their experience and their perception of historical and future trends, on general economic and business conditions and on numerous other factors, including expected future developments, many of which are beyond the control of Bayard and Nabors. Such forward-looking statements are also subject to certain risks and uncertainties, as disclosed by Bayard and Nabors from time to time in their filings with The Securities and Exchange Commission. As a result of these factors, Bayard and Nabors actual results may differ materially from those indicated in or implied by such forward-looking statements.

-------------------------------------------------------------------------------
BOTH BAYARD'S (BDI) AND NABORS' (NBR) STOCKS ARE LISTED ON THE AMERICAN STOCK EXCHANGE (ASE). FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH AT NABORS AT (281) 874-0035 OR DAVID GROSE AT BAYARD AT (405) 840-9550 EXT. 204. TO REQUEST INVESTOR MATERIALS, CONTACT THE RESPECTIVE NUMBERS ABOVE.